Calculation of Filing Fee Tables
S-8
CODEXIS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	8,000,000	$ 2.78	$ 22,240,000.00	0.0001531	$ 3,404.94
Total Offering Amounts:						$ 22,240,000.00		$ 3,404.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,404.94
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock of Codexis, Inc. (the "Company") that become issuable under the Codexis, Inc. 2019 Incentive Award Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of the common stock of the Company. (2) The offering price per unit is estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the common stock reported on the NASDAQ Global Select Market on August 8, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A